Exhibit 97

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.Purpose
The Board of Directors (the “Board”) of Investors Title Company (the “Company”) has adopted this Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”) which provides that the Company will recover certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act, and Listing Rule 5608 (the “Listing Rule”) of The Nasdaq Stock Market (“Nasdaq”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 6 below.
2.Administration and Interpretation
This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive, and binding on all persons, including the Company, its affiliates, and the Executive Officers. Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement, or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.
3.Policy Application
This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period of less than nine months that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, while a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023

4.Recovery of Erroneously Awarded Compensation
In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements.
In the event of an Accounting Restatement, the Company shall satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Executive Officer by exercising its sole and absolute discretion in how to accomplish such recovery, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The Company’s recovery obligation pursuant to this Section 4 shall not apply to the extent that the Committee determines that such recovery would be impracticable and:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;
(b)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or
(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
5.Method of Recoupment
The Committee will determine, in its sole discretion, the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. Notwithstanding the foregoing, except as set forth in Section 4 above, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023

6.Definitions
(a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
(c)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(d)“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
(e)“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. Identification of an Executive Officer for purposes of this Policy shall include at a minimum each executive officer who is or was identified as such pursuant to Item 401(b) of Regulation S-K.
(f)“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures.
(g)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023

(h)Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
7.No Indemnification
The Company shall not indemnify any Executive Officers against the loss of any Erroneously Awarded Compensation.
8.Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation that is received by an Executive Officer on or after the effective date of the Listing Rule, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to the Executive Officers prior to such date.
9.Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”), or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
10.Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment or severance agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment or severance agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
11.Acknowledgement
Each Executive Officer shall sign and return to the Company, within 30 calendar days following the later of (a) the Effective Date and (b) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A.

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023

12.Successors
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
13.Disclosure
This Policy, and any recovery of Erroneously Awarded Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by applicable SEC rules and regulations and the Listing Rule.

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023

Exhibit A

INVESTORS TITLE COMPANY
POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Investors Title Company Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that (i) the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; (ii) the undersigned is bound by the terms of the Policy; (iii) the undersigned will abide by the terms of the Policy, including, without limitation, by repaying, returning, or forfeiting any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy; and (iv) the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Signature

Print Name

Date

Investors Title Company – Policy for the Recovery of Erroneously Awarded Compensation – 8-2023